CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Strategic Accelerated Redemption Securities® Linked to the Corn Futures Contract, due March 1, 2013	1,223,805	$10.00	$12,238,050	$1,402.48

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-4 of this term sheet and “Risk Factors” beginning on page S-10 of product supplement STR-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$12,238,050
Underwriting discount	$0.20	$244,761
Proceeds, before expenses, to Bank of America Corporation	$9.80	$11,993,289

Merrill Lynch & Co. December 16, 2011

The notes have a maturity of approximately 14 months

The notes will be called at $10 per unit plus a Call Premium of 21.45% if the price of the front-month futures contract for corn (the “Corn Futures Contract”) on the Observation Date is equal to or greater than 100% of its Starting Value

1-to-1 downside exposure to decreases in the price of the Corn Futures Contract below the Threshold Value if the notes are not called, with up to 90% of the principal amount at risk

Payments on the notes are subject to the credit risk of Bank of America Corporation

No periodic interest payments

No listing on any securities exchange

Pricing Date December 16, 2011 Settlement Date December 23, 2011 Maturity Date March 1, 2013 CUSIP No. 06051N799

Strategic Accelerated Redemption Securities®

1,223,805 Units

Strategic Accelerated Redemption Securities®

Linked to the Corn Futures Contract,

due March 1, 2013

$10 principal amount per unit

Term Sheet No. 806

Enhanced Return

Strategic Accelerated Redemption Securities® Linked to the Corn Futures Contract, due March 1, 2013

Summary

The Strategic Accelerated Redemption Securities® Linked to the Corn Futures Contract, due March 1, 2013 (the “notes”), are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes have only one Observation Date, which will occur approximately 14 months after the pricing date. The notes provide for an automatic call if the Observation Level of the Corn Futures Contract (as defined and described below) on the Observation Date is equal to or greater than the Call Level. If the notes are called on the Observation Date, you will receive on the Call Settlement Date an amount per unit (the “Call Amount”) equal to the Original Offering Price of the notes plus the Call Premium. The Call Settlement Date for the Observation Date will be the maturity date. If your notes are not called, the amount you receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Offering Price per unit and will be based on the percentage decrease in the price of the Corn Futures Contract from the Starting Value to the Ending Value. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-2. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:

The front-month corn futures contract traded on the Chicago Board of Trade (the “Corn Futures Contract”) (Bloomberg symbol: C 1 <Cmdty>). The Corn Futures Contract that was used to determine the Starting Value was the contract scheduled for delivery in March 2012, and the Corn Futures Contract that will be used to determine the Ending Value will be the contract scheduled for delivery in March 2013, subject to adjustment depending on when the Observation Date occurs. The Corn Futures Contract is more fully described on page TS-7 of this term sheet.

Starting Value:	583.00
Ending Value:	The Observation Level
Observation Level:

The official settlement price of the Corn Futures Contract on the CBOT, as reported on Bloomberg L.P., on the Observation Date. If it is determined that the scheduled Observation Date is not a Market Measure Business Day (as defined on page TS-6), or if a Market Disruption Event occurs on the scheduled Observation Date, the Observation Level will be determined as more fully described beginning on page S-31 of product supplement STR-2.

Observation Date:	February 22, 2013
Call Level:	100% of the Starting Value
Call Amount (per Unit):	$12.145
Call Premium:	21.45% of the Original Offering Price.
Call Settlement Date:	The maturity date
Threshold Value:	524.70 (90% of the Starting Value, rounded to two decimal places)
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.200 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-6.

Determining Payment on the Notes

Automatic Call Provision:

The notes will be automatically called on the Observation Date if the Observation Level on the Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive on the Call Settlement Date the Call Amount per unit, which is equal to the Original Offering Price per unit plus the Call Premium.

Payment at Maturity:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the Corn Futures Contract, due March 1, 2013

Hypothetical Payments

Set forth below are three hypothetical examples of payment calculations (rounded to three decimal places). These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Level and term of your investment. These hypothetical examples are based on:

1)	a Starting Value of 100.00;

2)	a Threshold Value of 90.00, or 90% of the Starting Value;

3)	a Call Level of 100.00, or 100% of the Starting Value;

4)	the term of the notes from December 23, 2011 to March 1, 2013;

5)	the Call Premium of 21.45% of the Original Offering Price per unit; and

6)	the Observation Date occurring February 22, 2013.

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value was 583.00, which was settlement price of the Corn Futures Contract on the pricing date. For recent actual values of the Corn Futures Contract, see “The Corn Futures Contract” section below, beginning on page TS-7.

Notes Are Called on the Observation Date

The notes will be called at $10.000 plus the Call Premium on the Observation Date if the Observation Level is equal to or greater than the Call Level.

Example 1 — The Observation Level on the Observation Date is 105.00. Therefore, the notes will be called at $10.000 plus the applicable Call Premium of $2.145, or $12.145 per unit.

Notes Are Not Called on the Observation Date

Example 2 — The notes are not called on the Observation Date and the Ending Value is equal to or greater than the Threshold Value. The Redemption Amount per unit will therefore be $10.000.

Example 3 — The notes are not called on the Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price per unit. For example, if the Ending Value is 85.00, the Redemption Amount will be:

$10 +	[	$10 ×	(85.00 – 90.00)	]	= $9.500 per unit
100.00

Summary of the Hypothetical Examples

	Notes Are Called On The Observation Date	Notes Are Not Called On The Observation Date
	Example 1	Example 2	Example 3
Starting Value	100.00	100.00	100.00
Call Level	100.00	100.00	100.00
Threshold Value	90.00	90.00	90.00
Ending Value	105.00	97.00	85.00
Return of the Corn Futures Contract	5.00%	-3.00%	-15.00%
Return of the Notes	21.45%	0.00%	-5.00%
Redemption Amount per Unit	$12.145	$10.000	$9.500

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the Corn Futures Contract, due March 1, 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement STR-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the return represented by the Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return may be less than the return on a comparable investment directly in the Corn Futures Contract.

▪	You must rely on your own evaluation of the merits of an investment linked to the price of the Corn Futures Contract.

▪

In seeking to provide you with what we believe to be competitive terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes described on page TS-6. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The amount that you receive at maturity or upon a call will not be affected by all developments relating to the Corn Futures Contract.

▪	Ownership of the notes will not entitle you to any rights with respect to the Corn Futures Contract or any related futures contracts.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	The price of the Corn Futures Contract may change unpredictably, affecting the value of the notes in unforeseeable ways.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	Trading by us and our affiliates in related futures and options contracts may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Material U.S. Federal Income Tax Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2.

Additional Risk Factors

The price of corn is primarily affected by the global demand for and supply of corn.

The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may reduce the demand for corn. For example, if avian flu or any other disease were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors, including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in these countries. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

Suspensions or disruptions of market trading in corn and related futures markets could adversely affect the value of the notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the price of the Corn Futures Contract and, therefore, the value of the notes.

The price movements in the Corn Futures Contract may not correlate with changes in corn’s spot price.

The Corn Futures Contract is a futures contract for corn that trades on the CBOT. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the Corn Futures Contract, due March 1, 2013

The notes are linked to the Corn Futures Contract and not to the spot price of corn, and an investment in the notes is not the same as buying and holding corn. While price movements in the Corn Futures Contract may correlate with changes in corn’s spot price, the correlation will not be perfect and price movements in the spot market for corn may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot price of corn may not result in an increase in the price of the Corn Futures Contract. The Corn Futures Contract price may decrease while the spot price for corn remains stable or increases, or does not decrease to the same extent.

The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the Corn Futures Contract.

The price movements in the Corn Futures Contract may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts for corn that have more distant delivery dates than the Corn Futures Contract. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the Corn Futures Contract, or may decrease to a greater extent, which may adversely affect the value of the notes.

The notes include the risk of a concentrated position in a single commodity.

The notes are linked to a single exchange-traded physical commodity underlying the Corn Futures Contract, corn. An investment in the notes may therefore carry risks similar to a concentrated investment in a single commodity. Accordingly, a decline in the value of corn may adversely affect the price of the Corn Futures Contract and the value of the notes.

The policies of the CBOT are subject to change, in a manner which may reduce the value of the notes.

The policies of the CBOT concerning the manner in which the price of corn is calculated may change in the future. The CBOT is not our affiliate, and we have no ability to control or predict the actions of the CBOT. The CBOT may also from time to time change its rules or bylaws or take emergency action under its rules. The CBOT may discontinue or suspend calculation or dissemination of information relating to the Corn Futures Contract. Any such actions could affect the price of the Corn Futures Contract, and therefore, the value of the notes.

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the price of the Corn Futures Contract will be equal to or greater than the Call Level on the Observation Date and you seek a return at maturity equal to the Call Premium in that case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, if the notes are called, regardless of the performance of the Corn Futures Contract from the Starting Value to the Observation Level.

▪	You are willing to accept that the notes may not be called, in which case your return on your investment will be equal to or less than the Original Offering Price per unit.

▪	You accept that your investment will result in a loss, which could be significant, if the price of the Corn Futures Contract decreases below the Threshold Value on the Observation Date.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the price of the Corn Futures Contract with no expectation of the benefits of owning the Corn Futures Contract or any related futures contracts.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the price of the Corn Futures Contract will not be equal to or greater than the Call Level on the Observation Date.

▪	You seek a return on your investment that will not be capped at the Call Premium.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek an investment that provides you with benefits of owning the Corn Futures Contract or any related futures contracts.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the Corn Futures Contract, due March 1, 2013

Other Terms of the Notes

The definition of “trading day” below supersede and replace the definition of “Market Measure Business Day” set forth beginning on page S-25 of product supplement STR-2.

A “Market Measure Business Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the CBOT or any successor exchange or market.

The provisions below supersede and replace the definition of “Market Disruption Event” set forth on page S-31 of product supplement STR-2.

Market Disruption Event

A “Market Disruption Event” means any of the following events as determined by the calculation agent:

(A)	the suspension of or material limitation on trading in corn, or futures contracts or options related to corn, on the Relevant Market (as defined below);

(B)	the failure of trading to commence, permanent discontinuance of trading, or a discontinuance of trading at or within 15 minutes of the close, in corn, or futures contracts or options related to corn, on the Relevant Market;

(C)	the failure of the CBOT to calculate or publish the official settlement price of corn for that day (or the information necessary for determining the official settlement prices); or

(D)	any other event which the calculation agent determines, in its sole discretion, materially interferes with its ability or the ability of any of its affiliates to unwind all or a material portion of a hedge that the calculation agent or its affiliates have effected or may effect in connection with the notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the Relevant Market; and

(B)	a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the CBOT in the Relevant Market under ordinary circumstances.

“Relevant Market” means the market in Chicago on which members of the CBOT, or any successor thereto, quote prices for the buying and selling of corn, or if such market is no longer the principal trading market for corn or options or futures contracts for corn, such other exchange or principal trading market for corn, as determined in good faith by the calculation agent, which serves as the source of prices for corn, and any principal exchanges where options or futures contracts on corn are traded.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of FINRA Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to the Notes” beginning on page S-10 and “Use of Proceeds” on page S-23 in product supplement STR-2.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the Corn Futures Contract, due March 1, 2013

The Corn Futures Contract

We have derived all information regarding the Corn Futures Contract from publicly available sources. Such information reflects the policies of, and is subject to change without notice by, the CBOT. The consequences of the CBOT discontinuing trading in the Corn Futures Contract are discussed in the section of product supplement STR-2 beginning on page S-37 entitled “Description of the Notes—Discontinuance of a Non-Exchange Traded Fund Market Measure.” None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation or dissemination of information relating to the Corn Futures Contract.

The Futures Market

An exchange-traded futures contract, such as the Corn Futures Contract, provides for the future purchase and sale of a specified type and quantity of a commodity, at a particular price and on a specific date. Futures contracts are standardized so that each investor trades contracts with the same requirements as to quality, quantity, and delivery terms. Rather than settlement by physical delivery of the commodity, futures contracts may be settled for the cash value of the right to receive or sell the specified commodity on the specified date. Exchange-traded futures contracts are traded on organized exchanges such as the CBOT, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house.

The Corn Futures Contract

The Corn Futures Contract is the front-month corn futures contract traded on the CBOT. The Corn Futures Contract trades in units of 5,000 bushels of No. 2 yellow corn at par, No. 1 yellow corn at 1 1/2 cents per bushel over contract price, or No. 3 yellow corn at 1 1/2 cents per bushel under contract price. Every delivery of corn may be made up of the authorized grades for shipment from eligible regular facilities provided that no lot delivered may contain less than 5,000 bushels of any one grade from any one shipping station. The settlement price of the Corn Futures Contract is reported by Bloomberg under the symbol C 1 <Cmdty>.

The following summarizes selected specifications relating to the Corn Futures Contract:

Price Quotation: cents per bushel.

Minimum Daily Price Fluctuation (Tick Size):  1/4 of one cent per bushel.

Maximum Daily Price Fluctuation: CBOT rules provide for daily price fluctuation limits for the Corn Futures Contract of $0.30 per bushel above or below the previous day’s settlement price, expressed in cents per bushel. The daily price fluctuation is expanded to $0.45 for two days and $0.70 for three days or more, when the market closes at limit bid or limit offer. There is no price limit on the current month contract on or after the second business day preceding the first day of the delivery month.

The value of the Corn Futures Contract on any trading day will be the official settlement price of the front-month corn futures contract on the CBOT, expressed in cents per bushel, as determined by the CBOT, and reported by Bloomberg as provided above.

Historical Data on the Corn Futures Contract

The following graph sets forth the monthly historical prices of the Corn Futures Contract in the period from January 2006 through November 2011. This historical data is not necessarily indicative of the future price of the Corn Futures Contract or what the value of the notes may be. On the pricing date, the official settlement price of the Corn Futures Contract was 583.00.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Corn Futures Contract. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Corn Futures Contract and financial markets generally exhibiting greater volatility than in earlier periods.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the Corn Futures Contract, due March 1, 2013

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract linked to the Corn Futures Contract that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the price of the Corn Futures Contract.

•

Under this characterization and tax treatment of the notes, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year and otherwise will be short-term capital gain or loss.

Material U.S. Federal Income Tax Considerations

Set forth below is a summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a callable single financial contract linked to the Corn Futures Contract that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the price of the Corn Futures Contract. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a callable single financial contract linked to the Corn Futures Contract for U.S. federal income tax purposes. If the notes did not constitute a callable single financial contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STR-2. For example, it is possible that the IRS could assert that Section 1256 of the Internal Revenue Code of 1986, as amended (“the Code”) applies to the notes in which case gain or loss recognized by a U.S. Holder would be treated as 60% long-term and 40% short-term capital gain or loss and in which case a U.S. Holder would be required to mark the notes to market (thereby recognizing gain or loss as if the notes had been sold for their fair market value) at the end of the U.S. Holder’s taxable year. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” in product supplement STR-2 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Settlement at Maturity or Sale, Exchange, or Redemption Prior to Maturity. Assuming that the notes are properly characterized and treated as callable single financial contracts linked to the Corn Futures Contract for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, a U.S. Holder (as defined on page S-44 of product supplement STR-2) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year and otherwise will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

Additional Medicare Tax on Unearned Income. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2.

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Strategic Accelerated Redemption Securities® Linked to the Corn Futures Contract, due March 1, 2013

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the notes offered by this Note Prospectus have been completed and executed by BAC, and authenticated by the trustee in accordance with the provisions of the Senior Indenture, and delivered against payment therefor as contemplated by this Note Prospectus, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 28, 2011, which has been filed as an exhibit to our Current Report on Form 8-K dated April 28, 2011.

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to the Corn Futures Contract, due March 1, 2013

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003417/g18702p5e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is our registered service mark.

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